Exhibit 99.1

FOR FURTHER INFORMATION:

At Bedford Property Investors:

Peter B. Bedford

Stephen M. Silla

Chairman of the Board and

Chief Operating Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES NEW COO

LAFAYETTE, CA—January 31, 2005—Bedford Property Investors, Inc. (NYSE: BED)  (the “Company”) announced today that Stephen M. Silla will be assuming the position of Executive Vice President and Chief Operating Officer, effective immediately.  James R. Moore, Jr., the Company’s former Chief Operating Officer, will retain the position of President until his previously announced retirement date of June 30, 2005.

“Jim has been responsible for overseeing the operating properties in our portfolio including the management of over 500 tenants,” said Peter B. Bedford, Chairman of the Board and Chief Executive Officer.  “He established the sophisticated property operating controls and procedures that we employ today.  We owe him a large debt of gratitude for all that he has done for this Company in his ten years of dedicated service.”

Steve Silla has been with the Company for six years as Senior Vice President for acquisitions and sales.  During that period he was responsible for the acquisition or sale of over $770 million of property.  “I have known and worked with Steve for twelve years and am confident that he will succeed at fulfilling the role of Chief Operating Officer,” said Mr. Bedford.

Rod Diehl has been promoted from Vice President and Regional Manager to Senior Vice President, Acquisitions.

Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States.  It is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and its web site is www.bedfordproperty.com.